August 20, 1993

     Mr. Robert E. Cole
     Vice President, Government Affairs
     900 17th Street, N.W.
     Washington, D.C.  20006

     Dear Bob:

          In order to help assure your retention and to provide a measure of compensation that is competitive with the marketplace, Management has agreed that it is in the best interest of Kaiser Aluminum & Chemical Corp. ("the Company") to enter into the following agreement with you. It is our purpose hereby to reinforce and encourage your continued attention and dedication to your assigned duties. To that end we have agreed as follows:

     1. The Company will, immediately following execution of this agreement, pay you a special payment of $33,000.00 and, provided you remain in the employ of the Company until each of said dates, make separate special payments to you of like amounts on or about August 1, 1994, August 1, 1995, and August 1, 1996.

     2. If you remain in the employ of the Company through a date three years from the date of this letter (the "Qualification Date") and you hereby confirm that it is your present intention to do so, in addition to your base salary and the above special payments during this period, the Company will pay to you the aggregate of the amounts set aside as retention payments in 1993, 1994 and 1995, to wit, on August 1 of each respective year, $33,000; $25,000; and $25,000, or a total of $83,000, provided you are a full-time employee of the Company on the Qualification Date. This retention payment will be made 30 days after the Qualification Date, and both it and the special payments will be subject to standard payroll tax deductions and withholding, and will be in addition to and have no effect upon any other bonus or benefit plans for which you may be eligible. Such payments are not and will not be made a part of your base salary.

          Nothing contained herein is intended to impair the Company's right to terminate your employment, either before or after the Qualification Date, for any of the reasons set forth in the termination policy of the Company including, without limitation, your inability to perform your duties, nor to impair your right to resign at any time. Should you resign, be discharged for serious cause, be discharged for failure to accept another suitable position with the Company, or retire voluntarily prior to the Qualification Date, no part of the retention payment shall be payable to you. However, should you be terminated prior to the Qualification Date under any other circumstances, including by reason of death or permanent disability prior to the Qualification Date, you or your estate will receive any retention payment credited up to the date of termination and in addition such payment shall include a proration of the retention payment for any partial year elapsed between the last previous retention credit and the date of termination.

          Your signature below signifies that you are in agreement with the terms of this letter.

                                             Sincerely,



                                             A. Stephens Hutchcraft
                                             Chairman of the Board &








                                             Chief Executive Officer

     /kl

          Agreed to this 30th day

          of August, 1993.




          Robert E. Cole